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                              RETAIL VENTURES, INC.



                                  Exhibit 4(b)





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                                                                    EXHIBIT 4(b)

                           1992 BONUS SHARE AGREEMENT

         This 1992 Bonus Share Agreement (the "Agreement") is entered into this _____ day of ________________, 1992, by and between, VALUE CITY DEPARTMENT STORES, INC., an Ohio corporation (the "Company"), and
_________________________, an officer or key employee of the Company (the "Employee").

                                    RECITALS

         The Company desires to provide the Employee with an ownership interest in the Company and an incentive to contribute to the growth and profits of the Company and to recognize the Employee's service to the Company.

         1. In consideration of the Employee's prior and continuing contributions to the Company, the Company hereby agrees to issue to Employee ___________ common shares of the Company (the "Shares"), subject to all of the terms and conditions set forth in this Agreement. A certificate or certificates for the Shares shall be issued in the Employee's name and the Employee shall thereupon be a shareholder with respect to all of the Shares represented by such certificate or certificates and shall have all of the rights of a shareholder with respect to the Shares, including the right to vote the Shares and to receive all dividends and other distributions paid with respect to the Shares; provided, however, that the Shares shall be subject to the restrictions hereinafter described. Certificates representing Shares shall be imprinted, in conspicuous type, with the following legend:

         THE SALE, EXCHANGE, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND ANY INTEREST THEREIN IS RESTRICTED BY AN AGREEMENT DATED
         AS OF _______________, 1992 BETWEEN THE CORPORATION AND ______________________, A COPY OF WHICH IS LOCATED AT THE OFFICE OF THE SECRETARY OF THE CORPORATION. THE SECRETARY OF THE CORPORATION WILL MAIL WITHOUT CHARGE TO A SHAREHOLDER, WITHIN FIVE DAYS AFTER WRITTEN REQUEST THEREFOR FROM SUCH SHAREHOLDER, A COPY OF SUCH AGREEMENT.

         Issuance of the Shares shall occur as soon as practicable following approval of such issuance by the shareholders of the Company in accordance with the New York Stock Exchange policy and listing of the Shares on the New York Stock Exchange. The Company agrees to take appropriate steps to secure such approval and listing.

         2. Escrow Agent. The Employee shall, immediately upon receipt of the certificate or certificates deposit such certificate or certificates together with a stock power or other instrument of transfer, appropriately endorsed in blank, with Irwin Bain, as escrow agent (the "Escrow Agent"), under a deposit agreement containing such terms and conditions as the Company shall approve. Any expenses of such escrow shall be borne by the Company. The Escrow Agent shall hold the certificate or certificates for the Shares until the restrictions hereinafter set forth in Section 3 are satisfied. On each


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anniversary of the Effective Date during the Restricted Period (as those terms are defined in Section 3), the Escrow Agent shall release to the Employee a certificate or certificates representing the appropriate Vested Percentage of the Shares, as determined in accordance with Section 3, without the legend set forth in Section 1.

         3. Commencing on June 18, 1992 (the "Effective Date") and ending on the fifth anniversary of the Effective Date (the "Restricted Period'), the Employee shall not sell, exchange, transfer, pledge, hypothecate or otherwise dispose of any legal or beneficial ownership interest in the Shares; provided, however, that, subject to Section 6 of this Agreement, the Employee may sell, exchange, transfer, pledge, hypothecate or otherwise dispose of the Shares to the extent of the percentage of the Shares which have vested (the "Vested Percentage"), based upon the Employee's continuous employment by the Company, on a fun-time basis, as determined in accordance with the following schedule:

                           YEARS OF CONTINUOUS
                            EMPLOYMENT BY THE
                         COMPANY AFTER EFFECTIVE              VESTED PERCENTAGE
                         -----------------------              -----------------

                                 1                                   20%
                                 2                                   40%
                                 3                                   60%
                                 4                                   80%
                                 5                                  100%

         At the end of the Restricted Period, the restrictions of this Section 3 shall lapse.

         4.       Termination of Employment.
                  -------------------------

                  (a) If the Company's employment of Employee should be terminated voluntarily by Employee at any time prior to the end of the Restricted Period, all of the Restricted Shares which have not vested, based upon the Employee's Vested Percentage, shall be forfeited by the Employee and the certificate or certificates for such Shares shall be delivered to the Company by the Escrow Agent upon the Escrow Agent's receipt of written notice from the Company of such termination.

                  (b) If the Company's employment of Employee is terminated otherwise than voluntarily by the Employee, including as a result of Employee's death or disability, 100% of the Shares shall vest and Employee, Employee's personal representative or the person or persons to whom his rights pass by will or the laws of descent and distribution may sell, exchange, transfer, pledge, hypothecate or otherwise dispose of the Shares without reference to the restrictions set forth in Section 3. Upon written notice from the Company of such an event, the Escrow Agent shall release to Employee or Employee's legal representative or beneficiary all of the certificates representing the Shares without the legend set forth in Section 1.

         5.       Reorganization.
                  --------------

                  (a) If shares of common stock of the Company should, as a result of a stock split, stock dividend, combination of shares or any other change, or exchange for other securities, by


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reclassification, reorganization, merger, consolidation, recapitalization or otherwise, be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, the number of Shares shall be appropriately adjusted to reflect such action. If any such adjustment shall result in a fractional share, such fraction shall be disregarded.

                  (b) If, as a result of one of the events set forth in paragraph (a) of this Section 5, the Employee shall, as owner of the Shares, be entitled to new or additional or different shares of stock or securities, the certificate or certificates therefor, or other evidences of such new or additional or different shares or securities, shall be imprinted with the legend set forth in Section 1, and together with a stock power or other instrument of transfer appropriately endorsed, shall be deposited by Employee with the Escrow Agent, and all the provisions of this Agreement shall be applicable to such new or additional or different shares or securities to the extent applicable to the Shares.

         6. Securities Laws Compliance. It is the intention of the Company to register the Shares with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended, and to register or qualify the Shares, if such registration is required, pursuant to applicable state securities or blue sky laws. Employee recognizes, however, that he may be deemed an "affiliate" of the Company and may be subject to restrictions upon sale of the Shares under applicable rules of the SEC. Employee agrees, therefore, that he shall notify the Secretary of the Company prior to selling any of the Shares and shall make no such sale if the Company shall advise him that such sale is in violation of any such rule.

         7. Withholding Taxes. The Company shall have the right to require the Employee to remit to the Company, or to withhold from other amounts payable to the Employee, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local tax withholding requirements.

         8. Nothing in this Agreement shall confer on the Employee any right to continue in the service of the Company or interfere with the right of the Company to terminate such Employee's employment or other services at any time. This Agreement shall in no way, now or hereafter, reduce, enlarge or modify the employment relationship between the Company and the Employee. The Shares and the Vested Percentage shall not be affected by any change of duties or position as long as the Employee continues to be employed on a full-time basis by the Company.

         9. Notices. All notices required pursuant to this Agreement shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, (a) if to the Company, at its principal office, Attn:
Legal Department; (b) if to the Escrow Agent, to Irwin Bain, Esq., at the principal office of Schottenstein Stores Corporation; or (c) if to Employee, to Employee's last known address on the personnel records of the Company.

         10. This Agreement shall be construed as a contract under the laws of the State of Ohio, without reference to its choice of law rules. It may be executed in several counterparts, all of which shall constitute one agreement. It shall bind and benefit the parties and their respective successors, assigns, heirs and legal representatives. No assignment of this Agreement, in whole or in part, may be made by any party hereto without the prior written consent of all of the other parties.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                   VALUE CITY DEPARTMENT STORES, INC.



                                   By:
                                       ----------------------------------------

                                   Its:
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                                   EMPLOYEE:

                                   By:
                                       ----------------------------------------

                                   Its:
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